UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

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Date of Report: January 17, 2006

MIVA, Inc.
(Exact Name of Registrant as specified in its charter)

Delaware	0-30428	88-0348835
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

5220 Summerlin Commons Boulevard
Fort Myers, Florida 33907
(239) 561-7229
(Address, including zip code, and telephone number
including area code of Registrant’s
principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

     On January 3, 2006, MIVA, Inc. (the “Company”) filed a Form 8-K in which it disclosed the decision of the Compensation Committee of the Board of Directors of the Company to accelerate the vesting of all unvested stock options granted between January 1, 2002 and December 31, 2004, except for 112,500 options granted to executive officers which were not accelerated. That disclosure contained a statement regarding the aggregate pre-tax expense associated with the accelerated options that would have been reflected in the Company’s consolidated financial statements in future fiscal years, which is hereby updated as follows:

“The aggregate pre-tax expense associated with the accelerated options that would have been reflected in the Company’s consolidated financial statements in future fiscal years is approximately $3.1 million and will be reflected in the pro forma stock-based employee compensation expense for the fourth quarter of 2005.”

This update supersedes the previous disclosure made by the Company with respect to the subject matter thereof.

Item 1.02.  Termination of a Material Definitive Agreement.

     Effective January 17, 2006, that certain Amended and Restated Employment Agreement with Tom Wilde, dated November 18, 2005, was terminated in connection with the resignation by Mr. Wilde of his position with MIVA, Inc. (the “Company”) as its Senior Vice President and General Manager of the Company’s MIVA Media North America division. In accordance with the terms of this agreement, Mr. Wilde is entitled only to the earned but unpaid portion of his base salary through the termination date and any amounts or benefits earned, accrued or owed as of the termination date. Mr. Wilde has agreed not to compete with the Company for a period of twelve (12) months following the termination of his employment for any reason.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIVA, Inc.

Date: January 23, 2006	By:	/s/ Craig A. Pisaris-Henderson
Craig A. Pisaris-Henderson Chairman and Chief Executive Officer